EXHIBIT G
INVESTOR RIGHTS AGREEMENT
By and Among
Plug Power Inc.
and
The Restricted Parties
as defined herein
Dated as of June 29, 2006

i

EXHIBITS
Exhibit A           -           Form of Joinder Agreement
ii

INVESTOR RIGHTS AGREEMENT
     THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of June 29, 2006, by and among Plug Power Inc., a Delaware corporation (the “Company”), Smart Hydrogen Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands (“Smart Hydrogen”), Clayburn Development Inc., a company organized under the laws of the British Virgin Islands (“Clayburn”), Branton Limited, a company organized under the laws of the Commonwealth of the Bahamas (“Branton”), ZAO Interros Holding Company, a company organized under the laws of the Russian Federation (“Interros”), and any other Person who from time to time becomes party to this Agreement as a Restricted Party in accordance with the terms hereof (collectively, together with Smart Hydrogen, Clayburn, Branton and Interros, the “Restricted Parties,” and each of them, a “Restricted Party”).
RECITALS
     WHEREAS, on the date hereof, Smart Hydrogen is purchasing shares of the Company’s Class B Capital Stock, a series of preferred stock, par value $.01 per share (the “Class B Capital Stock”), pursuant to that certain Stock Purchase Agreement dated as of April 10, 2006 by and between the Company and Smart Hydrogen (the “Stock Purchase Agreement”);
     WHEREAS, it is a condition to the obligations of Smart Hydrogen and the Company under the Stock Purchase Agreement that this Agreement be executed by the parties hereto, and the parties hereto are willing to execute this Agreement and be bound by the provisions hereof; and
     WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted on certain matters, and to provide for certain rights of Smart Hydrogen and the holders of Class B Capital Stock.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I — DEFINITIONS AND INTERPRETATION
     Section 1.1. Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.
     Section 1.2. Terms Not Defined. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.

     Section 1.3. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:
     “5-Year Standstill Period” shall have the meaning set forth in Section 3.3.
     “Acquisition Issuance” shall have the meaning set forth in Section 5.5.
     “Acquisition Issuance Notice” shall have the meaning set forth in Section 6.3.
     “Affiliate” shall have the meaning set forth in the Stock Purchase Agreement.
     “Applicable Shares” shall have the meaning set forth in the Charter.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Branton” shall have the meaning set forth in the introductory paragraph hereof.
     “Business Day” shall have the meaning set forth in the Stock Purchase Agreement.
     “Buyer Disclosure Letter” shall have the meaning set forth in the Stock Purchase Agreement.
     “Buyer NDA” means that certain Confidentiality Agreement, dated as of March 13, 2006, by and among Smart Hydrogen and the Company.
     “Chairperson” shall have the meaning set forth in Section 8.11(a).
     “Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof, including the Certificate of Designations creating the Class B Capital Stock, as amended from time to time.
     “Class B Capital Stock” shall have the meaning set forth in the recitals hereof.
     “Class B Director” shall have the meaning set forth in the Stock Purchase Agreement.
     “Class B Percentage” shall have the meaning set forth in the Charter.
     “Class B Period” shall have the meaning set forth in the Charter.
     “Class B Shares” shall mean the shares of Class B Capital Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Clayburn” shall have the meaning set forth in the introductory paragraph hereof.
     “Closing” shall have the meaning set forth in the Stock Purchase Agreement.
     “Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.

     “Common Stock” shall mean the Common Stock and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Company” shall mean Plug Power Inc., a Delaware corporation and any successors thereto.
     “Company Acceptance Notice” shall have the meaning set forth in Section 3.4(b).
     “Company NDA” shall have the meaning set forth in the Stock Purchase Agreement.
     “Company Option Period” shall have the meaning set forth in Section 3.4(b).
     “Competitor” shall mean any Person other than the Company or its subsidiaries that is engaged in, or proposes to engage in, the business of providing, manufacturing, designing, developing, selling or manufacturing fuel cell technology, including fuel reforming and/or processing technology, for any application.
     “control” shall have the meaning set forth in the Stock Purchase Agreement.
     “Co-Sale Acceptance Notice” shall have the meaning set forth in Section 4.2.
     “Co-Sale Election Period” shall have the meaning set forth in Section 4.2.
     “Co-Sale Notice” shall have the meaning set forth in Section 4.1.
     “Co-Sale Option” shall have the meaning set forth in Section 4.1.
     “Co-Sale Shares” shall have the meaning set forth in Section 4.3.
     “Co-Sale Transaction” shall have the meaning set forth in Section 4.1.
     “Dispute” shall have the meaning set forth in Section 8.11(a).
     “Disputing Parties” shall have the meaning set forth in Section 8.11(a).
     “EIP Shares” shall have the meaning set forth in Section 6.4.
     “Equity Incentive Plans” shall have the meaning set forth in the Stock Purchase Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Interros” shall have the meaning set forth in the introductory paragraph hereof.
     “Interros Principals” shall have the meaning set forth in the Buyer Disclosure Letter.

     “Issuance Notice” shall have the meaning set forth in Section 5.1.
     “Large Acquisition Issuance” shall have the meaning set forth in Section 6.1.
     “Non-Party Investor Affiliates” shall mean all Affiliates of Smart Hydrogen or any other holder of Applicable Shares other than the Restricted Parties, including, without limitation, Norilsk Nickel, the Interros Principals and their Affiliates.
     “Norilsk Nickel” shall have the meaning set forth in the Stock Purchase Agreement.
     “Notice Date” shall have the meaning set forth in Section 6.4.
     “Ownership Percentage” of a Restricted Party as of a particular date shall mean the number of Applicable Shares held by such Restricted Party as of such date divided by the Total Outstanding Shares as of such date.
     “Participating Investor” shall have the meaning set forth in Section 5.1.
     “Permitted Transferee” shall have the meaning set forth in Section 3.5.
     “Person” shall have the meaning set forth in the Stock Purchase Agreement.
     “Preemptive Acceptance Notice” shall have the meaning set forth in Section 5.2.
     “Preemptive Election Period” shall have the meaning set forth in Section 5.2.
     “Preemptive Right” shall have the meaning set forth in Section 5.1.
     “Private Sale” shall mean any sale other than a sale: (i) in accordance with Rule 144 under the Securities Act, (ii) in an underwritten public offering or (iii) registered under the Securities Act and sold in accordance with the manner of sale requirements set forth in Rule 144(f) under the Securities Act.
     “Restricted Parties” shall have the meaning set forth in the introductory paragraph hereof.
     “ROFO Notice” shall have the meaning set forth in Section 3.4.
     “ROFO Price” shall have the meaning set forth in Section 3.4.
     “ROFO Shares” shall have the meaning set forth in Section 3.4.
     “Rules” shall have the meaning set forth in Section 8.11(a).
     “Sale Transaction” shall have the meaning set forth in Section 7.4.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Shares” shall mean, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities now or hereafter issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Small Acquisition Issuance” shall have the meaning set forth in Section 6.2.
     “Smart Hydrogen” shall have the meaning set forth in the introductory paragraph hereof.
     “Stock Issuance” shall have the meaning set forth in Section 5.1.
     “Stock Issuance Price” shall have the meaning set forth in Section 5.2.
     “Stock Purchase Agreement” shall have the meaning set forth in the recitals hereof.
     “Top Up Exercise Notice” shall have the meaning set forth in Section 6.3.
     “Top Up Period” shall have the meaning set forth in Section 6.4.
     “Top Up Right” shall have the meaning set forth in Section 6.4.
     “Total Outstanding Shares” shall have the meaning set forth in the Charter.
     “Transaction Agreements” shall have the meaning set forth in the Stock Purchase Agreement.
     “Transfer” shall have the meaning set forth in the Stock Purchase Agreement.
     “Transferring Investors” shall have the meaning set forth in Section 3.4.
     “Tribunal” shall have the meaning set forth in Section 8.11(a).
     ARTICLE II — REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of the Restricted Parties. Each of the Restricted Parties, individually and not jointly, hereby represents and warrants to the Company as follows: (a) such Restricted Party has full authority and power under its charter, by-laws, limited liability company agreement, governing partnership agreement or comparable document (if applicable) to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Restricted Party enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (c) the execution, delivery and performance by such Restricted Party of this Agreement does not and will not violate any laws, rules or regulations of the United States or any state or other foreign or domestic jurisdiction applicable to such Restricted Party, does not and will not conflict with any material contracts entered into by such Restricted Party, or require such Restricted Party to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made.
     Section 2.2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Restricted Parties as follows: (a) the Company has full corporate authority and power under the Charter and by-laws to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (c) the execution, delivery and performance by the Company of this Agreement does not and will not violate any laws, rules or regulations of the United States or any state or other foreign or domestic jurisdiction applicable to the Company, does not and will not conflict with any material contracts entered into by the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made.
ARTICLE III — RESTRICTIONS ON TRANSFER
     Section 3.1. Blackout Period. Except as otherwise permitted by Section 3.7 or Article IV of this Agreement or upon the Company’s prior written consent (in its sole and absolute discretion), from and after the date hereof and until the date that is 18 months after the Closing Date, no Restricted Party shall Transfer all or any portion of the Applicable Shares owned by such Restricted Party except to a Permitted Transferee in accordance with Section 3.5 below.
     Section 3.2. Restriction Relating to Private Sales of Shares. Except as otherwise permitted by Section 3.7 or Article IV of this Agreement or upon the Company’s prior written consent (in its sole and absolute discretion), from and after the date hereof and until the 2nd anniversary of the Closing Date, none of the Restricted Parties shall sell in a Private Sale any Shares to any Person other than a Permitted Transferee in accordance with Section 3.5 below if after giving effect to such sale, such Person would (together with its Affiliates) beneficially own (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, 5% or more of the Shares then outstanding.
     Section 3.3. Restriction Relating to Sales of Shares to Competitors. Except as otherwise permitted by Section 3.7 or Article IV of this Agreement or upon the Company’s prior written consent (in its sole and absolute discretion), from and after the date hereof and until the 5th anniversary of the Closing Date (such period being referred to as the “5-Year Standstill Period”), none of the Restricted Parties shall Transfer any Shares to a Competitor in a Private Sale.
     Section 3.4. Company Right of First Offer. If, at any time after the date hereof until the 2nd anniversary of the Closing Date, one or more Restricted Parties (the “Transferring Investors”) desire to Transfer any Shares in a Private Sale (other than a Transfer to a Permitted Transferee or pursuant to Section 3.7 or Article IV), such Transferring Investors will give notice

(the “ROFO Notice”) to the Company that such Transferring Investors desire to make such a Transfer and that sets forth the number of Shares proposed to be Transferred by such Transferring Investors (the “ROFO Shares”), the cash price per share that such Transferring Investors propose to be paid for such ROFO Shares (the “ROFO Price”) and any other material terms sought by such Transferring Investors.
     (a) ROFO Notice. The Transferring Investors’ ROFO Notice shall constitute an irrevocable offer to sell the ROFO Shares to the Company, on the basis described below, at the ROFO Price and on the other terms set forth in the ROFO Notice.
     (b) Company ROFO Option. The Company shall have the option to offer to purchase all (but not less than all) of the ROFO Shares in accordance with this Section 3.4. At any time within 30 days after receipt by the Company of the ROFO Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase all (but not less than all) of the ROFO Shares by giving written notice of such election (the “Company Acceptance Notice”) to all of the Transferring Investors within the Company Option Period. The Company Acceptance Notice shall be irrevocable and shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the ROFO Shares on the terms described in the ROFO Notice. If the Company accepts the offer to purchase all of the ROFO Shares in accordance with this Section 3.4, the closing for such purchase by the Company under this Section 3.4(b) shall take place within 20 days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Investors and the Company. At the closing, the Company shall pay the ROFO Price for the ROFO Shares, in immediately available funds by wire transfer to accounts of the Transferring Investors designated by the Transferring Investor(s) by notice to the Company, and the Transferring Investors will deliver the certificates representing the ROFO Shares to the Company properly endorsed for transfer.
     (c) Sale to Third Party. In the event that (i) the Company does not timely elect to exercise its right to purchase all of the ROFO Shares under this Section 3.4 prior to the end of the Company Option Period or (ii) fails to consummate the purchase of ROFO Shares in accordance with the terms of this Section 3.4, then the Transferring Investors, subject to the other restrictions contained in this Agreement (if any), may sell all (but not less than all) of the ROFO Shares to any other Person in a Private Sale on the terms and conditions described in the ROFO Notice (or on terms and conditions more favorable to the Transferring Investors) during the 75-day period immediately following the expiration of the Company Option Period. Promptly after such Transfer, the Transferring Investors shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by the Company. If the Transferring Investors have not Transferred the ROFO Shares within 75 days after the expiration of the Company Option Period, the Transferring Investor must send a new ROFO Notice and again comply with the provisions of this Section 3.4 prior to effecting a Transfer of Shares in a Private Sale during the time period within which such Transfers are restricted by this Section 3.4.

     Section 3.5. Permitted Transfers. The restrictions on Transfer of Shares contained in this Article III shall not apply to Transfers of Shares to the following Persons (each a “Permitted Transferee”):
     (a) Smart Hydrogen, Interros, Clayburn, or Branton;
     (b) any wholly-owned subsidiary of Smart Hydrogen, Interros, Branton, or Clayburn; provided that such subsidiary (i) agrees to be bound by the provisions of this Agreement as a Restricted Party and executes and delivers a Joinder Agreement evidencing such agreement in the form of Exhibit A attached hereto or such other form as the Company and such subsidiary may agree to (“Joinder Agreement”), and (ii) has not previously taken any action that would have been a breach of the provisions of this Agreement if such subsidiary had been subject to this Agreement as a Restricted Party at that time; and
     (c) any other Person to whom the Company may, in its absolute sole discretion, agree in writing;
          provided that no Person shall be deemed to be a Permitted Transferee if such Person, (i) is controlled, directly or indirectly, by a Person other than (A) Smart Hydrogen or an Affiliate of Smart Hydrogen as of the date hereof or (B) another Person that is wholly-owned and controlled solely by Smart Hydrogen or an Affiliate of Smart Hydrogen as of the date hereof or (ii) is not controlled, directly or indirectly, by one or both of the Interros Principals.
          Notwithstanding anything to the contrary in this Agreement or any failure by a Permitted Transferee to execute a Joinder Agreement, such Transferee shall be bound by the provisions of this Agreement as a Restricted Party, whether or not they so agree in writing.
     Section 3.6. Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which it may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose.
     Section 3.7. Exception to Transfer Restrictions. Notwithstanding any of the restrictions on Transfer contained in Article III, each of the Restricted Parties and Non-Party Investor Affiliates shall be permitted to Transfer any securities of the Company beneficially owned by it pursuant to any “tender offer” (as such term is used in the Exchange Act), exchange offer, merger, business combination, restructuring, or acquisition of the Company that is recommended by the Board of Directors.
     Section 3.8. Joinder; Affiliates. Upon the execution and delivery of a Joinder Agreement by a Transferee of Shares in accordance with this Article III, the Company shall promptly countersign and deliver such Joinder Agreement to such Transferee; provided that such Transferee shall be bound by such Joinder Agreement regardless of whether it is countersigned and delivered by the Company. Additionally, in the event that an Affiliate of a Restricted Party acquires any Shares from a Restricted Party during the 5-Year Standstill Period, such Affiliate shall, prior to such Affiliate’s acquisition of Shares, agree to be bound by the provisions of this Agreement as a Restricted Party and execute and deliver a Joinder Agreement.
ARTICLE IV — CO-SALE OPTION.
     Section 4.1. Co-Sale Option. Notwithstanding anything to the contrary in this Agreement, in the event that the Company desires to sell any of its Common Stock for cash at any time during the Class B Period in a transaction that is not registered under the Securities Act in which the Company sells more than 20% of its outstanding Common Stock (calculated after giving effect to such transaction) to a single purchaser (or a single purchaser and its Affiliates considered together) (a “Co-Sale Transaction”), the Company shall provide written notice to each Restricted Party that then owns any Applicable Shares (the “Co-Sale Notice”) of its right to participate in the Co-Sale Transaction as a seller of Applicable Shares on a pro rata basis with the Company (the “Co-Sale Option”) and of the terms and conditions of the Co-Sale Transaction.
     Section 4.2. Restricted Party Acceptance. Each of the Restricted Parties receiving the Co-Sale Notice shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Company within 10 Business Days after receipt by such Restricted Party of the Co-Sale Notice (the “Co-Sale Election Period”). Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Restricted Party wishes to sell on the terms and conditions set forth in the Co-Sale Notice.
     Section 4.3. Allocation of Shares. Each Restricted Party shall have the right to sell the portion of its Applicable Shares pursuant to the Co-Sale Option that is equal to or less than the product obtained by multiplying (a) the total number of Shares proposed to be sold by the Company in the Co-Sale Transaction, as set forth in the Co-Sale Notice, by (b) such Restricted Party’s Ownership Percentage as of the date of the Co-Sale Notice (such product being such Restricted Party’s “Co-Sale Shares”). The number of shares that the Company may sell in the Co-Sale Transaction shall be reduced by the aggregate number of Co-Sale Shares to be sold by each Restricted Party that exercised its Co-Sale Option.
     Section 4.4. Co-Sale Closing. Within 10 days after the end of the Co-Sale Election Period, the Company shall promptly notify each participating Restricted Party in writing of the number of Shares held by such Restricted Party that will be included in the Co-Sale Transaction and the date on which the Co-Sale Transaction will be consummated, which shall be no later than the later of (i) 45 days after the end of the Co-Sale Election Period and (ii) 10 days after the satisfaction of all stockholder approval and governmental and regulatory approval and filing requirements relating to the Co-Sale Transaction, if any. Each participating Restricted Party may effect its participation in any Transaction Offer hereunder by delivery to the Company for delivery to the purchaser(s) of Shares in the Co-Sale Transaction, of one or more instruments or certificates, properly endorsed for transfer, representing the Applicable Shares such Restricted Party elects to sell pursuant thereto. The Company shall provide in the definitive documentation relating to the Co-Sale Transaction that at the time of consummation of the Co-Sale Transaction, the purchaser(s) in the Co-Sale Transaction shall remit directly to each participating Restricted

Party that portion of the sale proceeds to which the participating Restricted Party is entitled by reason of its participation with respect thereto.
     Section 4.5. Co-Sale Permitted. For purposes of clarity, the parties hereto acknowledge and agree that each Restricted Party may sell Applicable Shares pursuant to the Co-Sale Option notwithstanding any restrictions on Transfer or other provisions of this Agreement to the contrary.
ARTICLE V — PREEMPTIVE RIGHT
     Section 5.1. Preemptive Right. The Company agrees that, except as set forth in Section 5.5 below, during the Class B Period, it will not sell or issue in exchange for cash in a capital raising transaction: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company, or (c) options, warrants or rights carrying any rights to purchase or receive capital stock of the Company (a “Stock Issuance”), unless it complies with the procedures set forth in this Article V. In the event that the Company desires to engage in a Stock Issuance, the Company shall provide written notice (the “Issuance Notice”) to each of the Restricted Parties that holds Applicable Shares (each, a “Participating Investor”) identifying the terms of the proposed Stock Issuance (including without limitation price, manner of payment, number or aggregate principal amount of securities (or a reasonably limited range of prices and numbers or amounts of securities), anticipated closing date, and all other material terms) and offering each Participating Investor the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of such securities in such Stock Issuance on terms and conditions, including price, not less favorable than those on which the Company sells such securities to a third party or parties in such Stock Issuance as described in the Issuance Notice (the “Preemptive Right”).
     Section 5.2. Investor Acceptance. Notwithstanding Section 7.3 or anything to the contrary in this Agreement, each Participating Investor shall have the right to exercise its Preemptive Right by giving written notice of its intent to participate (the “Preemptive Acceptance Notice”) to the Company within 10 Business Days after the Issuance Notice is delivered to such Participating Investor (the “Preemptive Election Period”). Each Preemptive Acceptance Notice shall indicate the maximum number of securities subject thereto which the Participating Investor wishes to purchase in the Stock Issuance and the maximum price at which the Participating Investor would purchase such securities (in the event that a range of prices is included in the Issuance Notice) on the terms and conditions set forth in the Issuance Notice. The Preemptive Acceptance Notice shall constitute a valid, legally binding and enforceable agreement of the Participating Investor to purchase, and the Company to sell, a number of securities equal to the lesser of (i) the maximum number of securities that such Participating Investor agreed to purchase in the Preemptive Acceptance Notice at the lowest price at which the Company sells such securities to any third party in the Stock Issuance and (ii) such Participating Investor’s Pro Rata Allotment at a purchase price per security equal to the lowest price at which the Company sells such securities to any third party in the Stock Issuance (the “Stock Issuance Price”); provided that such purchase is conditioned upon and subject to (i) the Company having entered into or entering into, within 30 days after the end of the Preemptive Election Period, a definitive agreement with respect to the Stock Issuance and (ii) the closing of the Stock Issuance at a date no later than the later of (A) 30 days after the definitive agreement relating thereto was executed (or, if later, the end of the Preemptive Election Period) and (B) 10 days after the satisfaction of all stockholder approval and governmental and regulatory approval and filing requirements relating to the Stock Issuance, if any.
     Section 5.3. Allocation of Shares. Each Participating Investor shall have the right to purchase a portion of the securities issued in the Stock Issuance which is equal to or less than the product obtained by multiplying (A) the total number of securities issued in the Stock Issuance by (B) such Participating Investor’s Ownership Percentage as of the date of the Issuance Notice (such product being referred to herein as such Participating Investor’s “Pro Rata Allotment”).
     Section 5.4. Stock Issuance Closing. At the closing, each Participating Investor shall pay the Stock Issuance Price for the number of securities it is purchasing, in immediately available funds by wire transfer to an account of the Company designated by the Company by notice to such Participating Investor, and the Company will deliver the certificates representing such securities to such Participating Investor. If the Company either has not (i) entered a definitive agreement with respect to the Stock Issuance within 30 days after the end of the Preemptive Election Period, or (ii) closed the Stock Issuance by the later of (A) 30 days after the definitive agreement relating thereto was executed (or, if later, the end of the Preemptive Election Period) and (B) 10 days after the satisfaction of all stockholder approval and governmental and regulatory approval and filing requirements, if any, then the Company must send a new Issuance Notice and again comply with the provisions of this Article V prior to effecting any Stock Issuance.
     Section 5.5. Exceptions to Preemptive Rights. Notwithstanding the foregoing, the Preemptive Rights granted under this Section V shall be inapplicable with respect to (i) the issuance of shares of Common Stock, options or other awards pursuant to the Equity Incentive Plans or awards or options granted pursuant to the Equity Incentive Plans; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; (iii) Shares issued upon conversion or exercise of, or as a dividend on, any securities of the Company; (iv) Common Stock issued in connection with any acquisition, merger, stock exchange or asset acquisition that is approved by the Board of Directors (an “Acquisition Issuance”); (v) the issuance of Common Stock to any strategic partner, including without limitation, any supplier or developer of the Company, except to the extent that the number of shares issued pursuant to this clause (v) exceeds 10% of the Shares (on an as converted basis) outstanding immediately following the Closing (as adjusted for future stock splits, reverse stock splits, stock dividends, reclassifications, reorganizations, or similar events); (vi) Common Stock issued to any financial institution or lessor in connection with a lending or leasing transaction approved by the Board of Directors; (vii) Common Stock issued in a public offering by the Company approved by the Board of Directors; and (viii) Common Stock issued in a private offering by the Company approved by the Board of Directors, provided, that the aggregate gross proceeds attributable to sales for the account of the Company in such private offering does not exceed $7,500,000.

ARTICLE VI — TOP UP RIGHTS
     Section 6.1. Top Up Right – Large Acquisition Issuance. Notwithstanding Section 7.3 or anything else to the contrary in this Agreement, during the Class B Period, immediately following each Acquisition Issuance with a value equal to or in excess of $7,500,000 (a “Large Acquisition Issuance”), each Restricted Party holding Applicable Shares shall have the right, but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to each such Restricted Party (subject to the closing of the Large Acquisition Issuance), up to that number of shares of Common Stock equal to the “Top Up Shares” as determined by the following formula:

Top Up Shares	=	OP

(AI Shares + Top Up Shares)
where:
“Top Up Shares” means the maximum number of shares of Common Stock that such holder of Applicable Shares is entitled to purchase (and the Company is obligated to sell and issue) pursuant to this Section 6.1;
“AI Shares” means the total number of shares of Common Stock issued in the Acquisition Issuance; and
“OP” means such Restricted Party’s Ownership Percentage at the date the Company receives its Top Up Exercise Notice.
     Section 6.2. Top Up Right — Small Acquisition Issuance. Notwithstanding Section 7.3 or anything else to the contrary in this Agreement, during the Class B Period, immediately following each Acquisition Issuance with a value less than $7,5000,000 (a “Small Acquisition Issuance”), unless within 5 calendar days following the execution of definitive agreements with respect to such Small Acquisition Issuance, the Company offers each Restricted Party holding Applicable Shares the same Top Up Right with respect to such Small Acquisition Issuance that such holder would have had if such Small Acquisition Issuance was a Large Acquisition Issuance (in which case the procedures applicable to the Top Up Right in Section 6.1 will apply), each Restricted Party holding Applicable Shares shall have the right, but not the obligation (subject to the closing of the Small Acquisition Issuance), to purchase in one or more transactions in the public markets during the three-month period following the closing of such Small Acquisition Issuance, up to an aggregate number of shares of Common Stock equal to the “Top Up Shares” as determined by the following formula:

Top Up Shares	=	OP

AI Shares
where:
“Top Up Shares” means the maximum number of shares of Common Stock that such holder of Applicable Shares is entitled to purchase pursuant to this Section 6.2;

“AI Shares” means the total number of shares of Common Stock issued in the Small Acquisition Issuance; and
“OP” means such Restricted Party’s Ownership Percentage at the time the definitive agreement(s) for the Small Acquisition Issuance were executed.
          Each Restricted Party that acquires shares of Common Stock as a result of purchases in the public markets pursuant to this Section 6.2 will provide notice to the Company of such purchase within 5 Business Days thereafter and will submit the stock certificate representing such shares to the Company as soon as reasonably practicable for the purpose of reregistering such certificate in the name of such Restricted Party, if not already done, and adding the legend described in Section 8.2(a) to such certificates.
     Section 6.3. Exercise of Top Up Right – Acquisition Issuance. The Company shall promptly provide written notification to the holders of Applicable Shares of the closing of any Acquisition Issuance (an “Acquisition Issuance Notice”). The failure or refusal of the Company to provide an Acquisition Issuance Notice in accordance with this Section 6.3 shall not limit the rights of any holder of Applicable Shares in any manner whatsoever. A Restricted Party holding Applicable Shares shall notify the Company in writing of the exercise of its Top Up Right (a “Top Up Exercise Notice”) within 10 days after its receipt of an Acquisition Issuance Notice relating to a Large Acquisition Issuance.
     Section 6.4. Top-Up Right – Equity Incentive Plans. On or before January 20th of each year (each, a “Notice Date”) during the period from the Closing Date until the earlier of (a) the end of the Class B Period or (b) the end of the 5-Year Standstill Period (the “Top Up Period”), the Company shall provide to each Restricted Party holding Applicable Shares a notice disclosing the number of shares of Common Stock issued by the Company pursuant to the Equity Incentive Plans, by stock option exercise or otherwise, in the preceding calendar year, less (x) any shares reacquired by the Company during such year as payment of the exercise price of a stock option or the tax withholding obligation in connection with any award under an Equity Incentive Plan, (y) any shares of unvested restricted stock originally issued pursuant to an Equity Incentive Plan that are forfeited or repurchased by the Company during such year, and (z) any shares otherwise reacquired by the Company as permitted under an Equity Incentive Plan during such year (such number, less the items described in clauses (x), (y) and (z), being referred to as the “EIP Shares” for such year); provided, however, that the EIP Shares for the calendar year ended December 31, 2006 shall equal the number of shares of Common Stock issued by the Company pursuant to the Equity Incentive Plans for the period beginning on the Closing Date and ending on December 31, 2006, net of (x) any shares reacquired by the Company during such period as payment of the exercise price of a stock option or the tax withholding obligation in connection with any award under an Equity Incentive Plan, (y) any shares of unvested restricted stock originally issued pursuant to an Equity Incentive Plan that are forfeited or repurchased by the Company during such period, and (z) any shares otherwise reacquired by the Company as permitted under an Equity Incentive Plan during such period.
     Notwithstanding Section 7.3 or anything else to the contrary in this Agreement, during the Top Up Period each Restricted Party holding Applicable Shares shall have the right, but not the obligation, to purchase in one or more transactions in the public markets during the three-month period beginning on the February 1st immediately following the relevant Notice Date, up to an aggregate number of shares of Common Stock equal to the “Top Up Shares” for the prior year as determined by the following formula:

Top Up Shares for such year	=	OP

EIP Shares for such year
where:
“Top Up Shares,” for a specified year, means the maximum number of shares of Common Stock that such holder of Applicable Shares is entitled to purchase pursuant to this Section 6.4;
“EIP Shares,” for a specified year, has the meaning set forth above; and
“OP” means such Restricted Party’s Ownership Percentage as of the Notice Date.
          Each Restricted Party that acquires shares of Common Stock as a result of purchases in the public markets pursuant to this Section 6.4 will provide notice to the Company of such purchase within 5 Business Days thereafter and will submit the stock certificate representing such shares to the Company as soon as reasonably practicable for the purpose of reregistering such certificate in the name of such Restricted Party, if not already done, and adding the legend described in Section 8.2(a) to such certificates.
     The rights described in Sections 6.1 and 6.2 hereof and this Section 6.4 are sometimes referred to herein collectively as a “Top Up Right.”
     Section 6.5. Issuance of Common Stock. The issuance of Common Stock by the Company pursuant to a Top Up Right in connection with an Acquisition Issuance, shall occur within 10 days after, and be subject to, the closing of such Acquisition Issuance.
     Section 6.6. Purchase Price. The per-share purchase price for the Common Stock issued by the Company pursuant to a Top Up Right in connection with an Acquisition Issuance shall be equal to the implied per-share value paid by the counterparty in the Acquisition Issuance; provided, however, that if such per-share value is not set forth or otherwise determinable from the definitive documentation relating to the Acquisition Issuance, then the per-share purchase price shall be equal to the average closing price of the Common Stock as reported by NASDAQ during the 30 consecutive trading days immediately preceding the execution of such definitive documentation.
     Section 6.7. Stockholder Approval. In the event that the Board of Directors determines (after consultation with counsel) that the issuance of shares of Common Stock by the Company pursuant to the Top Up Right in connection with an Acquisition Issuance would (i) cause an Acquisition Issuance not otherwise subject to approval by the stockholders of the Company to be subject to approval by the stockholders of the Company under NASD Rule 4350 or any other NASD rule or applicable law, and/or (ii) require an amendment of the Charter to increase the number of authorized shares of Common Stock, then, as a condition to the issuance of shares pursuant to the Top Up Right, each Person issuing a Top Up Exercise Notice shall vote all of its Applicable Shares in favor of the Acquisition Issuance and/or the amendment of the Certificate of Incorporation, as the case may be, and the issuance of its Top Up Exercise Notice shall constitute the grant to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company of an irrevocable proxy, coupled with an interest, to vote such Applicable Shares solely in favor of the foregoing matters accordance with this Section 6.7, but not with respect to any other matter.
ARTICLE VII — COVENANTS OF THE PARTIES
     Section 7.1. Covenants of the Company. From and after the date hereof and until the 2nd anniversary of the Closing Date, except as may be required by the terms of the Charter, the Company’s By-Laws or this Agreement, (in which case the Company shall provide not less than 30 days written notice to the Restricted Parties holding Applicable Shares prior to any such action by the Company), without the prior written consent of the Restricted Parties holding Applicable Shares, the Company shall not:
          (a) redeem or repurchase any Shares, except (i) as the purchase price for any stock option or warrant, (ii) as permitted or required under any Equity Incentive Plan or any option or award outstanding under any Equity Incentive Plan, including, without limitation, as the payment of the exercise price of a stock option or the tax withholding obligation in connection therewith using Company equity securities, the Company’s repurchase of unvested restricted stock or otherwise, or (iii) ROFO Shares from Transferring Investors pursuant to Section 3.4 hereof;
          (b) pay any dividend or distribution (other than a liquidating distribution or a dividend or distribution of common or preferred stock purchase rights in connection with the adoption of a “poison pill” shareholder rights agreement approved by the Board of Directors) with respect to shares of the Company’s capital stock; or
          (c) enter into any binding agreement to take any of the actions discussed in (a) and (b) above.
     Section 7.2. Covenants of the Restricted Parties. During the Class B Period, each of the Restricted Parties, individually and not jointly, agrees as follows:
          (a) to vote all Applicable Shares held by such Restricted Party and all Applicable Shares over which such Restricted Party exercises voting control whether directly or indirectly, for all director nominees recommended by the Board of Directors and to withhold from any other directors nominees; and
          (b) to be present, in person or by proxy, at all meetings of the stockholders of the Company with respect to all Applicable Shares held by such Restricted Party and all Applicable Shares over which such Restricted Party exercises voting control, whether directly or indirectly.
          If a Restricted Party fails or refuses to vote such the Applicable Shares held or controlled by such Restricted Party as required by, or votes such Applicable Shares in contravention of this Section 7.2, then such Restricted Party hereby grants to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company an irrevocable proxy, coupled with an interest, to vote such Applicable Shares solely in accordance with Section 7.2(a), but not with respect to any other matter.
     Section 7.3. Standstill Covenants of the Restricted Parties. Except as otherwise provided in Article V and Article VI and Section 7.4 below of this Agreement or with the Company’s prior, written consent, during the 5-Year Standstill Period, none of the Restricted Parties nor any Non-Party Investor Affiliate, acting alone or as part of any group (within the meaning of section 13(d)(3) of the Exchange Act), directly or indirectly, shall:
          (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-1 under the Exchange Act) of any of the assets or businesses of the Company or any of its subsidiaries or of any Common Stock or other securities of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party), except for Transfers of Shares permitted by this Agreement;
          (b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity (other than a Restricted Party) with respect to the voting of any securities of the Company or any of its subsidiaries;
          (c) form, join, or in any way participate in a “group” (within the meaning of section 13(d)(3) of the Exchange Act) (other than a group consisting of only Restricted Parties and their Affiliates ) with respect to any voting securities of the Company or any of its subsidiaries;
          (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries other than in connection with Transfers permitted by this Agreement;
          (e) otherwise act, whether alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or similar transaction with or involving the Company or any of its subsidiaries or otherwise intentionally act, whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, or nominate any person as a Director of the Company, or propose any matter to be voted upon by the stockholders of the Company, except through the appointment of Class B Directors and through the exercise of rights under this Agreement, the Stock Purchase Agreement and the Certificate of Designations;
          (f) solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or similar transaction with or involving the Company or any of its subsidiaries or any other acquisition of the Company or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the Company or any of its subsidiaries, or any other similar transaction;
          (g) announce an intention to, or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;
          (h) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or
          (i) intentionally or knowingly provide any advice or assistance to any other Person other than a Restricted Party or Affiliate thereof in connection with any of the foregoing.
     Section 7.4. Sale of the Company.
          (a) Notwithstanding the restrictions in Section 7.3 or anything else to the contrary in this Agreement, if the Company initiates any process to sell substantially all of the assets of the Company, whether by way or merger or consolidation, stock purchase, asset sale or otherwise (each of the events described in this subsection, a “Sale Transaction”) at any time during the 5-Year Standstill Period when the Restricted Parties collectively own at least 10% of the Shares then outstanding (on an as-converted basis), then, the Restricted Parties shall be entitled to participate as a bidder in such process to the same extent and on the same basis as the Company generally permits other third parties to participate and to take actions incidental thereto.
          (b) Notwithstanding the restrictions in Section 7.3 or anything else to the contrary in this Agreement, if the Company receives an unsolicited proposal to enter into a Sale Transaction at any time during the 5-Year Standstill Period when the Restricted Parties collectively own at least 10% of the Shares then outstanding (on an as-converted basis), then at least 12 Business Days prior to the approval of the Board of Directors of any definitive agreement relating to such unsolicited proposal, the Company shall notify the Restricted Parties in writing of such unsolicited proposal and the terms thereof and the Restricted Parties shall have the right to submit to the Board of Directors, within 10 Business Days after the Company provides such notice, a proposal to enter into a Sale Transaction with the Company, which proposal the Board of Directors shall consider in good faith. If the Board of Directors does not approve an unsolicited proposal described herein then the Company will not be required to permit any Restricted Party to submit a proposal to enter into a Sale Transaction. Notwithstanding the foregoing, this Section 7.4(b) shall not apply with respect to an unsolicited proposal to enter into a Sale Transaction at any time from and after the date on which the Company initiates a process to enter into a Sale Transaction and, in connection therewith, complies with the provisions of Section 7.4(a) above.
     Section 7.5. Non-Party Investor Affiliate Breach of Standstill. In addition to any other legal or equitable remedies which the Company may have and the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by applicable law), in the event a Non-Party Investor Affiliate, acting alone or as part of any group (within the meaning of section 13(d)(3) of the Exchange Act), directly or indirectly during the 5-Year Standstill Period:
          (a) acquires or agrees, offers, seeks or proposes to acquire, or causes to be acquired, ownership of any Common Stock or other securities of the Company in a manner that would have constituted a breach of the provisions of this Agreement if such Non-Party Investor Affiliate had been a party to this Agreement as a Restricted Party, then, the Company shall have the right to demand that the Restricted Parties, and the Restricted Parties shall be required to, convert shares of Class B Capital Stock convertible, in the aggregate, into an equal number of shares of Common Stock and to vote such shares of Common Stock as directed by the Board of Directors on all matters until the termination of the 5-Year Standstill Period.
          (b) submits a director nominee or shareholder proposal with respect to any voting securities of the Company held or controlled by such Non-Party Investor Affiliate, in a manner that would have constituted a breach of the provisions of this Agreement if such Non-Party Investor Affiliate had been a party to this Agreement, then, the Restricted Parties will vote all voting securities of the Company beneficially owned by such Restricted Parties against (withhold vote from) any such director nominee and against any such shareholder proposal.
          (c) commences a “tender offer” (as such term in used in the Exchange Act) or exchange offer for any Shares of the Company, then, the Restricted Parties will not tender or exchange any securities of the Company beneficially owned by them unless the Board of Directors recommends that all of the Company’s stockholders do so.
     Section 7.6. Termination of NDAs.
          (a) All of the provisions of the Company NDA (including without limitation the standstill provisions under section 6 thereof) other than the confidentiality provisions under sections 1 and 2 thereof, shall terminate effective as of the Closing Date.
          (b) All of the provisions of the Buyer NDA other than the confidentiality provisions under sections 1, 2, 3 and 4 thereof, shall terminate effective as of the Closing Date.
          (c) All confidentiality provisions under sections 1 and 2 of the Company NDA and sections 1, 2, 3, and 4 of the Buyer NDA shall terminate upon the second anniversary of the Closing Date.
ARTICLE VIII — MISCELLANEOUS PROVISIONS
     Section 8.1. Survival of Covenants. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto (and future parties hereto) and their respective successors, heirs, and Permitted Transferees.
     Section 8.2. Legends on Securities.
          (a) The Company and the Restricted Parties acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Restricted Parties:
          THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF JUNE 29, 2006, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.
          (b) Additionally, each certificate representing Class B Shares shall, except as otherwise provided in this Section 8.2, be stamped or otherwise imprinted with a legend substantially in the following form:
          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
          A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.
          (c) Prior to any proposed Transfer of any Class B Shares during the 5-Year Standstill Period, the holder thereof shall give written notice to the Company of its intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer, whereupon, if permitted under this Agreement, the holder of such stock shall be entitled to Transfer such stock in accordance with the terms of its notice and the terms of this Agreement, if applicable. Each certificate for any Class B Shares, Transferred as above provided shall bear the legend set forth in Section 8.2(b), except that such certificate shall not bear such legend if (i) such Transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act), (ii) such Transfer is registered under the Securities Act or (iii) the Transferor shall provide an opinion of counsel satisfactory to the Company to the effect that the Transferee and any subsequent Transferee (other than an affiliate of the

Company) would be entitled to Transfer such securities in a public sale without registration under the Securities Act.
     Section 8.3. Amendment and Waiver. Any party hereto may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may not be amended except with the prior written consent of the Company and Restricted Parties holding a majority of the Applicable Shares at such time. Any consent given as provided in the preceding sentence shall be binding on the Company and all Restricted Parties.
     Section 8.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing, in English, shall be delivered (A) if within the United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if to or from outside the United States, by a recognized international express courier service or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, upon the Business Day received; (ii) if delivered by nationally recognized overnight carrier, one (1) Business Day after timely delivery to such carrier; (iii) if delivered by a recognized international express courier service, two (2) Business Days after timely delivery to such carrier; (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this Section 8.4:
     if to the Company, to:
Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
Attention: General Counsel
Facsimile: (518) 782-7884
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Robert P. Whalen, Jr.
Facsimile: (617) 523-1231
     if to a Restricted Party, to:
Smart Hydrogen Inc.
c/o Interros Holding Company
9, Bolshaya Yakimanka Street
119180 Moscow
Russian Federation

Attn: Marianna Zakharova
Facsimile: 7-495-785-6362
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
The Warner
1299 Pennsylvania Avenue, N.W.
Washington, DC 20004-2400
Attention: Gregory J. Golden
Facsimile: (202) 585-1025
In the event of a Person joins this Agreement as a Restricted Party after the date hereof, notices given pursuant to this Agreement to such Restricted Party shall be delivered to the relevant address specified in the relevant agreement in the form of Exhibit A whereby such Restricted Party became bound by the provisions of this Agreement.
     Section 8.5. Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.
     Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.
     Section 8.7. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by applicable law) and the Company may refuse to recognize any Transferee of Shares Transferred in violation of this Agreement as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.
     In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
     Section 8.8. Entire Agreement. This Agreement, the Registration Rights Agreement and the Stock Purchase Agreement are intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.
     Section 8.9. Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York (without giving effect to principles of conflicts of law).
     Section 8.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns and to Permitted Transferees of the parties hereto as contemplated herein. Any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such succession. Neither this Agreement nor any of the rights contained herein may be assigned by any Restricted Party except as provided herein without the prior written consent of the Company. Neither this Agreement nor any of the rights or obligations contained herein may be assigned or delegated by the Company without the prior written consent of the Restricted Parties holding a majority of the Applicable Shares at such time.
     Section 8.11. Dispute Resolution.
          (a) The parties to this Agreement shall endeavor to resolve any dispute, claim, or controversy arising out of or relating to this Agreement (including, but not limited to, the negotiation, validity, performance breach or termination thereof) (each, a “Dispute”) by non-binding mediation under the CPR Mediation Procedure then currently in effect. The mediator will be selected upon mutual agreement of the parties engaged in the Dispute (the “Disputing Parties”). Any Dispute which remains unresolved 30 days after the appointment of a mediator (or if the Disputing Parties are unable to agree upon a mediator within 30 days after a Disputing Party notifies another Disputing Party of a Dispute in writing), shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration, Revised and Effective June 15, 2005 (the “Rules”). A tribunal of three arbitrators will preside over any Dispute(s) (the “Tribunal”). Each Disputing Party shall appoint one arbitrator to the Tribunal or, if there are more than two Disputing Parties and the Company is one of the Disputing Parties, then the Company shall appoint one arbitrator and the other Disputing Parties shall jointly appoint one arbitrator. Within 30 days of the appointment of the second arbitrator, the two arbitrators appointed by the Disputing Parties shall appoint a third arbitrator, who shall chair the Tribunal (the “Chairperson”). In the event the arbitrators appointed by the Disputing Parties are unable to agree on the Chairperson, the Chairperson will be selected as provided in Rule 6 of the Rules. Under no circumstances shall the Chairperson be either an American or Russian citizen. The place of arbitration shall be New York, New York and the language of the arbitration shall be English. Upon the request of any Disputing Party, there shall be simultaneous translation of all communications with the Tribunal into English or Russian, as the case may be. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon or other enforcement of the award rendered by the Tribunal may be entered by the U.S. District Court for the Southern District of New York.
          (b) Unless otherwise agreed by the Disputing Parties, the Tribunal’s decision and award shall be made and delivered within 30 days of the conclusion of the arbitration. The parties acknowledge that the Tribunal shall have the authority, with respect to any Dispute, to provide any and all relief, whether legal, equitable, or otherwise, and award any damages or remedy that a federal court in New York could provide or award with respect to such Dispute. The Tribunal shall have no jurisdiction, power, or authority to decide or award punitive or exemplary damages. It is the expressed intention of the parties hereto to mutually waive the right to seek or recover such damages from the other.
          (c) The parties covenant and agree that they will share equally the costs of an arbitration pursuant to this Section 8.11, except as otherwise provided herein. The Tribunal may in its discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any Disputing Party to a proceeding. Any Disputing Party unsuccessfully refusing to comply with an award of the Tribunal shall be liable for costs and expenses, including reasonable attorneys’ fees, incurred by any other Disputing Party in enforcing the award.
          (d) Each party irrevocably waives any objection to proceeding before the Tribunal in New York, to the extent provided in this Section 8.11, based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim that arbitration in accordance with these provisions has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of notice for any arbitration pursuant to this Section 8.11 as provided for in Rule 2 of the Rules.
          (e) Notwithstanding the foregoing, the parties hereby consent to the sole and exclusive jurisdiction of the U.S. District Court for the Southern District of New York for any action, suit or proceeding to compel arbitration pursuant to this Section 8.11, seek a preliminary injunction or other provisional judicial relief in aid of arbitration with respect to any Dispute, or obtain judgment upon or other enforcement of any award or decision rendered by the Tribunal pursuant to this Section 8.11, and the parties agree that the foregoing provisions requiring non-binding mediation and arbitration of Disputes shall not apply to any such action, suit, or proceeding. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any such action, suit, or proceeding in the United States District Court for the Southern District of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties further agrees that service of any process, summons, notice, or document by U.S. registered mail (with respect to any address in the United States) or by a recognized international express courier service, including, without limitation, International Federal Express (with respect to any address outside of the United States) to such party’s then current address for notice pursuant to Section 8.4 shall be effective service of process for any action, suit, or proceeding brought against it in such court. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process in the manner described above is made for the express benefit of the other parties hereto.
          (f) The procedures specified in this Section 8.11 shall be the sole and exclusive procedures for the resolution of Disputes.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Restricted Party Rights Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

PLUG POWER INC.

By:	/s/ Roger B. Saillant

Name: Roger B. Saillant
Title: Chief Executive Office

RESTRICTED PARTIES:

SMART HYDROGEN INC.

By:	/s/ Sergey Polikarpou

Name: Sergey Polikarpou
Title:Director

CLAYBURN DEVELOPMENT INC.

By:	/s/ Sergey Gorskiy

Name: Sergey Gorskiy
Title: Attorney-in-Fact

BRANTON LIMITED

By:	/s/ Maria Lambrianidou

Name: Maria Lambrianidou
Title: Director

ZAO INTERROS HOLDING COMPANY

By:	/s/ Sergey L. Batekhin

Name: Sergey L. Batekhin
Title: Attorney-in-Fact

EXHIBIT A
Form of Joinder Agreement
     The undersigned (the “Transferee”) hereby agrees, effective as of the date hereof and upon the countersignature of Plug Power Inc. (the “Company”), to become a party to, and be bound by all the terms and conditions (including, without limitation, the dispute resolutions provisions contained in Section 8.11) of, that certain Investor Rights Agreement (the “Agreement”) dated as of June 29, 2006, by and among Company and the parties named therein as a Restricted Party and for all purposes of the Agreement, the undersigned shall be included within the term “Restricted Party” (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Print full name of Transferee

By:

Print name of signatory

Print title (if applicable)

Date
Address For Notice:
Facsimile No.:
     Accepted and agreed by the Company as of the date written above. The Company hereby makes the representations and warranties set forth in Section 2.2 of the Agreement to the Transferee as of the date hereof.
PLUG POWER INC.
By:
Name:
Title: